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Contact: John D. Liu, Chief Financial Officer
Greenhill & Co., Inc.
(212) 389-1800

For Immediate Release

GREENHILL & CO., INC. INTENDS TO FILE REGISTRATION
STATEMENT WITH SECURITIES AND EXCHANGE COMMISSION
FOR A SECONDARY SALE OF COMMON STOCK
BY ITS EMPLOYEES

New York, New York, May 1, 2006 — Greenhill & Co., Inc. [NYSE: GHL], a leading independent investment banking firm, announced today that it intends to file a registration statement with the Securities and Exchange Commission registering 4,025,000 shares of common stock. All of the shares of common stock to be registered are currently owned and will be offered and sold by current and former managing directors of Greenhill & Co.

Greenhill & Co. will not receive any proceeds from the sale of the shares of common stock being registered. It is anticipated that the shares will be sold in an underwritten offering. It is also anticipated that Greenhill & Co. and the selling shareholders will agree with the underwriters not to sell any additional shares for a period of one year.

Greenhill & Co., Inc. is a leading independent investment bank that provides financial advice on significant mergers, acquisitions and restructurings and manages merchant banking funds. It acts for clients located throughout the world from its offices in New York, London, Frankfurt and Dallas.

A registration statement relating to these securities will be filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy these securities be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

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